STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:05 PM 02/10/2003
030086609 - 3623898

CERTIFICATE OF FORMATION
OF
CITYNET ARIZONA, LLC

The undersigned authorized person hereby forms a limited liability company under the Delaware Limited Liability Company Act and adopts as the Certificate of Formation of such limited liability company the following:

1. The name of the Company:

CITYNET ARIZONA, LLC

2. The name and address of the registered agent and office of the Company in Delaware: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation on this 10th day of February, 2003.

ORGANIZER:

Cynthia L. Woolheater

Cynthia L. Woolheater